Exhibit 4.23

Execution Version

SERIES B PREFERRED SHARE PURCHASE AGREEMENT

by and among

Slanissue Holdings Limited

Slanissue Hong Kong Limited
(芝兰玉树香港有限公司)

Slanissue (Beijing) Information Technology Co., Ltd.
(芝兰玉树（北京）信息技术有限公司)

Beijing Slanissue Technology Co., Ltd.
(北京芝兰玉树科技有限公司)

Beijing Huibozhiye Culture Communication Co., Ltd.
(北京慧博智业文化传播有限公司)

Liqing Zeng

Zhaoyang Liu

Fan Peng

Wei Yang

Qi Mo

and

Investors

Dated as of September 13, 2013

TABLE OF CONTENTS

1.	AGREEMENT TO PURCHASE AND SELL SERIES B SHARES	2

2.	CLOSINGS; DELIVERY	3

3.	REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS	4

4.	REPRESENTATIONS AND WARRANTIES OF INVESTORS	20

5.	COVENANTS OF THE WARRANTORS	21

6.	CONDITIONS TO INVESTOR’S OBLIGATIONS AT CLOSING	25

7.	CONDITIONS TO COMPANY’S OBLIGATIONS AT CLOSING	28

8.	INDEMNIFICATION	28

9.	CONFIDENTIALITY AND NON-DISCLOSURE	29

10.	MISCELLANEOUS	30

SERIES B PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES B PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 13, 2013 by and among (1) Slanissue Holdings Limited, an exempted company with limited liability incorporated and existing under the laws of the Cayman Island (the “Company”); (2) Slanissue Hong Kong Limited (芝兰玉树香港有限公司), a business company with limited liability incorporated and existing under the laws of Hong Kong (the “HK Company”); (3) Slanissue (Beijing) Information Technology Co., Ltd. (芝兰玉树（北京）信息技术有限公司), a wholly foreign owned limited liability company established and existing under the laws of the PRC (the “WFOE”); (4) Beijing Slanissue Technology Co., Ltd.  (北京芝兰玉树科技有限公司), a limited liability company established and existing under the laws of the PRC (“Beijing Slanissue”); (5) Beijing Huibozhiye Culture Communication Co., Ltd. (北京慧博智业文化传播有限公司), a limited liability company established and existing under the laws of the PRC (“Beijing Huibozhiye”), (6) each of the individuals listed in Schedule A(1) hereto (collectively, the “Founders” and each, a “Founder”) and each of the individuals listed in Schedule A(2) (the “Angel Investors”, together with the Founders, the “Ordinary Shareholders”, and each an “Ordinary Shareholder”); (6) each of the Persons listed in Schedule B(1) hereto (collectively, the “Series B-1 Investors” and each a “Series B-1 Investor”); and (7) each of the Persons listed in Schedule B(2) hereto (collectively, the “Series B-2 Investors” and each a “Series B-2 Investor”, the Series B-1 Investors and the Series B-2 Investors, collectively, the “Investors” and each, an “Investor”).

RECITALS

A.                                    The Series B-1 Investors currently hold the Convertible Promissory Notes (the “Notes”) in an aggregate principal amount of US$2,000,000, which have been issued by the Company pursuant to a Note Purchase Agreement dated October 12, 2012 (the “Note Purchase Agreement”).

B.                                    The Series B-1 Investors agree to covert the Notes into the Series B-1 Shares of the Company at a conversion rate of one share of Series B-1 Share for each US$1.00 of principal (the “Conversion Rate”) and in consideration of such agreement of the Series B-1 Investors, the Company is willing to issue and sell to the Series B-1 Investors the Series B-1 Shares of the Company based on the Conversion Rate, subject to the terms and conditions of set forth in this Agreement.

C.                                    The Company desires to issue and sell to the Series B-2 Investors, and the Series B-2 Investors desire to purchase from the Company, an aggregate of 4,242,424 Series B-2 Shares, subject to the terms and conditions set forth in this Agreement.

D.                                    As of the date of this Agreement, the Company has an authorized share capital of US$50,000 divided into 50,000,000 shares of a nominal or par value of US$0.001 each, comprising of: (a) 45,800,000 Ordinary Shares, of which 18,620,000 shares are issued and outstanding, and (b) 4,200,000 Series A Shares, all of which are issued and outstanding.  The Ordinary Shareholders, Qiming Venture Partners III, L.P. and Qiming Managing Directors Fund III, L.P. (collectively, “Qiming”) are the only legal and beneficiary owners of the entire issued and outstanding share capital of the Company as of the date hereof.  The Company’s shareholding structure as the date hereof is set forth in Part 1 of Schedule C.

E.                                     Beijing Slanissue is a limited liability company established on May 7, 2010 under the laws of the PRC with its registered address at 60001, 5/F, Building 1, No. 158 North Forth Ring Road, Haidian District, Beijing.  Beijing Huibozhiye is a limited liability company established on May 17, 2006 under the laws of the PRC with its registered address at Suite A2144, 2/F, Building No. 3 of Area 3, No. 8 Yuhui Road North, Chaoyang District, Beijing.

F.                                      As of the date of this Agreement, (1) the Company is the 100% registered and beneficial owner of the HK Company, (2) the HK Company is the 100% registered and beneficial owner of the WFOE, (3) the Ordinary Shareholders collectively own 100% of the equity interest of Beijing Slanissue, (4) the Ordinary Shareholders collectively own 100% of the equity interest of Beijing Huibozhiye; and (5) a set of restructuring documents as set forth in Section 3.24 of the Disclosure Schedule have been entered into by and among (i) the WFOE, Beijing Slanissue and the Ordinary Shareholders, and (ii) the WFOE, Beijing Huibozhiye and the Ordinary Shareholders (collectively, the “Restructuring Documents”).

G.                                   The Group Entities are engaged in the provision of Internet preschool educational information and resources, sale and distribution of preschool educational products, technical services and consultation, preschool educational consultation, and other business as the Board of the Company may approve from time to time (the “Principal Business”).

H.                                In this Agreement, unless the context otherwise requires, capitalized terms used herein shall have the meanings ascribed to them in Schedule E hereto.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                            AGREEMENT TO PURCHASE AND SELL SERIES B SHARES

1.1                                    Authorization.  As of the Closing, the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of (i) 2,000,000 Series B-1 Shares, and (ii) 4,242,424 Series B-2 Shares, in each case of (i) and (ii), having the rights, preferences, privileges and restrictions as set forth in the Second Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit A (the “Restated Articles”) and the First Amended and Restated Shareholders Agreement attached hereto as Exhibit C (the “Shareholders Agreement”).

1.2                                    Agreement to Convert the Notes and Sell Series B-1 Shares.  Subject to the terms and conditions hereof, upon the Closing, all the outstanding principal amount of the Notes shall be converted into Series B-1 Shares of the Company based on the Conversion Rate.  The Company and the Series B-1 Investors acknowledge and confirm that there are no interests and charges accrued under the Notes and the principal amounts are the only outstanding indebtedness owed by the Company under the Notes.  The respective number of Series B-1 Shares to be issued to each Series B-1 Investor at the Closing is as set forth opposite the name of such Investor in the table below.

Series B-1 Investors	Principal Amount of Notes held		No. of Series B-1 Shares
Qiming Venture Partners III, L.P.	US$	1,938,888	1,938,888
Qiming Managing Directors Fund III, L.P.	US$	61,112	61,112

The Series B-1 Shares to be sold pursuant to this Section 1.2 will be collectively hereinafter referred to as the “Series B-1 Purchased Shares”.

1.3                                    Agreement to Purchase and Sell Series B-2 Shares.  Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to the Series B-2 Investors, and the Series B-2 Investors hereby agree to purchase from the Company, on the date of the Closing, an aggregate of 4,242,424 Series B-2 Shares at a price of US$1.18 per share, amounting to an aggregate purchase price of US$5,000,000 (the “Purchase Price”).  The respective number of Series B-2 Shares to be issued to each Series B-2 Investor at the Closing is as set forth opposite the name of such Investor in the table below.

Series B-2 Investors	Purchase Price		No. of Series B-2 Shares
Ace Classic Investments Limited	US$	3,000,000	2,545,454
Taomee Holdings Limited	US$	2,000,000	1,696,970

The Series B-2 Shares to be purchased and sold pursuant to this Section 1.3 will be collectively hereinafter referred to as the “Series B-2 Purchased Shares”, and collectively with the Series B-1 Purchased Shares, the “Purchased Shares”.  The Ordinary Shares issuable upon conversion of the Purchased Shares will be collectively hereinafter referred to as the “Conversion Shares”.

2.                            CLOSINGS; DELIVERY

2.1                                    Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase of the Series B-2 Purchased Shares (the “Closing”) shall take place remotely via the exchange of documents and signatures within ten (10) Business Days following the fulfillment or waiver of the conditions in Section 6, or at such other time and place as the Company and the Series B-2 Investors may mutually agree upon.  The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.

2.2                                    Delivery.  At the Closing, in addition to any items the delivery of which is made an express closing condition pursuant to Sections 6, the Company shall deliver to each Investor (a) a certified copy of the Company’s register of members, reflecting the issuance to such Investor the respective number of Purchased Shares, and (b) a certified copy of the share certificate representing the number of Purchased Shares being purchased by such Investor, in each case, with the number being set forth opposite the name of such Investor in the tables under Section 1.2 or Section 1.3.  The original share certificates shall be delivered to the Investors within three (3) Business Days after the Closing. The Company’s shareholding structure immediately after the Closing shall be as set forth in the Company’s capitalization table attached hereto in Part 2 of Schedule C.

2.3                                    Payment and Conversion.  At the Closing, each Series B-2 Investor shall pay its portion of the Purchase Price in U.S. dollar by wire transfer of funds to a designated account of the Company specified in the Wire Transfer Instruction (the form of which is attached hereto as Exhibit D) issued by the Company at least five (5) Business Days before the occurrence of the Closing.  At the Closing, all outstanding principal amounts under the Notes held by the Series B-1 Investors will convert into the Series B-1 Purchased Shares automatically, and the Company’s obligations under the Notes and the Note Purchase Agreement shall be discharged in full.

3.                            REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

Each of the Company, the HK Company, the WFOE, Beijing Slanissue, Beijing Huibozhiye and the Ordinary Shareholders (collectively, the “Warrantors” and each, a “Warrantor”), jointly and severally, hereby represents and warrants to the Investors that, each of the following representations and warranties, as modified or supplemented by the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Exhibit B, is true, accurate, complete and not misleading as of the date hereof and up to the Closing Date.

3.1                            Organization, Standing and Qualification.  Each of the Group Entities is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the Laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under other Transaction Documents and any agreement contemplated hereunder and thereunder to which it is a party.  Each of the Group Entities is qualified to do business (as now conducted and as proposed to be conducted) and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified would have a material adverse effect on the condition (financial or otherwise), assets relating to, or results of operation of or business (as presently conducted and proposed to be conducted) of any Group Entity (a “Material Adverse Effect”).

3.2                            Capitalization of the Company.

(a)                Immediately prior to the Closing, the authorized share capital of the Company consists of the following:

(i)                           Ordinary Shares.  A total of 39,557,576 authorized Ordinary Shares, of which 18,620,000 are issued and outstanding.

(ii)                        Series A Shares.  A total of 4,200,000 authorized preferred shares of a par value of US$0.001 per share, all of which are designated as Series A Shares and are issued and outstanding.

(iii)                     Series B-1 Shares.  A total of 2,000,000 authorized preferred shares of a par value of US$0.001 per share, all of which are designated as Series B-1 Shares and none of which are issued and outstanding immediately prior to the Closing.

(iv)                    Series B-2 Shares.  A total of 4,242,424 authorized preferred shares of a par value of US$0.001 per share, all of which are designated as Series B-2 Shares and none of which are issued and outstanding immediately prior to the Closing.

The Company has reserved 5,180,000 Ordinary Shares for issuance to selected employees, directors and consultants of the Group Entities pursuant to the Company’s ESOP.

The Company has issued to Qiming the Notes, which is outstanding as the date hereof and immediately prior to the Closing.

(b)                Options, Warrants, Reserved Shares.  Except for (i) the conversion privileges of the Purchased Shares, (ii) the rights provided in the Shareholders Agreement and the Articles of Association, (iii) up to 5,180,000 Ordinary Shares reserved for issuance to selected employees, directors and consultants of the Group Entities pursuant to the ESOP, (iv) Qiming’s right to convert the Qiming Note into Preferred B Shares or Preferred A Shares (as the case may be) pursuant to the Note Purchase Agreements, and (v) those disclosed in Section 3.2(b) of the Disclosure Schedule, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the shares of the Company.  Apart from the exceptions noted in this Section 3.2(b) and the Shareholders Agreement, no shares of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other Person).

(c)                 Outstanding Security Holders.  A complete and accurate list of all outstanding shareholders and other security holders of the Company as of the date hereof is set forth in Section 3.2(c) of the Disclosure Schedule, indicating the type and number of shares or other securities held by each such shareholder or other security holder.  The list of option holders of the Company, indicating the type and number of options or shares held by each of such option holders, the grant/issuance date and the exercise price, to be made available to the Series B-2 Investors prior to the Closing, is a complete and accurate list of all option holders of the Company, with all other information contained therein being true, correct and accurate.  All the outstanding shares of the Company are duly and validly issued, fully paid and nonassessable, and all outstanding shares, options, warrants and other securities of the Company have been issued in full compliance with the requirements of all applicable securities Laws and the Articles of Association of the Company effective upon the respective issuance.

3.2A                   Capitalization of Other Group Entities.

(a)                The WFOE’s Registered Capital.  The registered capital of the WFOE is US$4,000,000, all of which has been paid up in accordance with applicable Laws and its articles of association.  The HK Company is the sole registered and beneficiary shareholder of the WFOE.  There are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the equity interests of the WFOE and no outstanding equity interests of the WFOE are subject to any mortgage, pledge, security, encumbrance, preemptive rights, rights of first refusal or other rights to purchase such equity interests (whether in favor of the WFOE or any other Person).

(b)                Beijing Slanissue’s Registered Capital.  The registered capital of Beijing Slanissue is RMB10,000,000, all of which has been paid up in accordance with applicable Laws and its articles of association.  Except for those contemplated in the Restructuring Documents, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the equity interests of Beijing Slanissue and no outstanding equity interests of Beijing Slanissue are subject to any mortgage, pledge, security, encumbrance, preemptive rights, rights of first refusal or other rights to purchase such equity interests (whether in favor of Beijing Slanissue or any other Person).  A complete and accurate list of all outstanding equity holders of Beijing Slanissue is set forth in Section 3.2A(b) of the Disclosure Schedule, indicating the amount of equity interest held by each such equity interest holder.

(c)                 Beijing Huibozhiye’s Registered Capital.  The registered capital of Beijing Huibozhiye is RMB30,000, all of which has been paid up.  Except for those contemplated in the Restructuring Documents, there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the equity interests of Beijing Huibozhiye and no outstanding equity interests of Beijing Huibozhiye are subject to any mortgage, pledge, security, encumbrance, preemptive rights, rights of first refusal or other rights to purchase such equity interests (whether in favor of Beijing Huibozhiye or any other Person).  A complete and accurate list of all outstanding equity holders of Beijing Huibozhiye is set forth in Section 3.2A(c) of the Disclosure Schedule, indicating the amount of equity interest held by each such equity interest holder.

(d)                HK Company’s Share Capital and Outstanding Shareholder.  The authorized share capital of the HK Company consists of 10,000 authorized ordinary shares, of which 1 share is issued and outstanding.  The Company is the sole registered and beneficiary shareholder of the HK Company.  There are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the shares of the HK

Company.  No shares of the HK Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the HK Company, are subject to any mortgage, pledge, security, encumbrance, preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the HK Company or any other Person).

3.2B                                No Other Outstanding Actions.  Except as contemplated under the Transaction Documents, there are no (i) resolutions pending to increase the share capital or registered capital of any Group Entity or cause the liquidation, winding up, or dissolution of any Group Entity, nor has any distress, execution or other process been levied against any Group Entity, (ii) dividends which have accrued or been declared but are unpaid by any Group Entity, (iii) obligations, contingent or otherwise, of any Group Entity to repurchase, redeem, or otherwise acquire any equity securities of its own, or (iv) outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to any Group Entity.  None of the Group Entities is in receivership, liquidation or bankruptcy and has taken no steps to enter into liquidation, and no petition has been presented for the winding-up or bankruptcy of such entity.  There are no grounds on which a petition or application could be based for the winding-up, bankruptcy or appointment of a receiver of any of the Group Entities.

3.3                            Subsidiaries; Group Structure.  Except for (i) the HK Company, (ii) the WFOE, (iii) Beijing Slanissue and Beijing Huibozhiye, and (iv) Haidian Cuiweilu Branch of Beijing Slanissue, the Company does not presently own or control, legally or beneficially, directly or indirectly, any interest in any other Person, and none of the Group Entities presently own or control any interest in any other Person.  Except as disclosed in Section 3.3 of the Disclosure Schedule, none of the Group Entities maintains any offices or branches except for the offices at their respective registered business address.

3.4                            Due Authorization.  Each of the Group Entities has all requisite power, authority and capacity to enter into this Agreement and any other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder.  All corporate action on the part of each Group Entity and, as applicable, its respective officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of all obligations of such Group Entity under, this Agreement, the Shareholders Agreement, the Restated Articles and any other agreements to which it is a party and the execution of which is contemplated hereunder or under the Shareholders Agreement (collectively, the “Transaction Documents”), and (ii) the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares being sold under this Agreement and of the Conversion Shares has been taken or will be taken prior to the Closing Date.  Each of the Transaction Documents is a valid and binding obligation of each of the Group Entities and the Ordinary Shareholders to which it is a party, enforceable against each such Person in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally and to general equitable principles.

3.5                            Valid Issuance of Purchased Shares.  The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable and free of all Encumbrances and restrictions on transfer other than restrictions on transfer under the Shareholders Agreement, the Restated Articles or the applicable securities laws.  The Purchased Shares will be issued in compliance with all applicable securities Laws.  The Conversion Shares shall have been duly and validly reserved for issuance, and upon issuance in accordance with the terms of the Articles of Association of the Company, will be duly and validly issued, fully paid and non-assessable and free of all Encumbrances and restrictions on transfer other than restrictions on transfer under the Shareholders Agreements, the Articles of Association of the Company or the applicable securities laws.  The Conversion Shares will be issued in compliance with all applicable securities Laws.

3.6                            Liabilities.  Except as disclosed in Section 3.6 of the Disclosure Schedule and the Financial Statements (as defined below) delivered to the Investors, there is no Indebtedness for borrowed money that any Group Entity has directly or indirectly assumed, or guaranteed, or with respect to which such Group Entity has directly or indirectly liable.  Without limiting the generality of the above, there are no liabilities imposed, or any obligations or commitments to impose any liabilities, whether current or contingent, on any Group Entity, except for those liabilities or obligations or commitments imposed solely by virtue of incorporation or occurred during the ordinary course of business.  No Group Entity is a party to or is liable under any guarantee, indemnity or other agreement to secure a financial or other obligation of another Person.  There is no outstanding loan or debt owed by any party hereto to any of the Group Entities.

3.7                            Title to Properties and Assets.  Each Group Entity has good and marketable title to the properties and assets recorded in its Interim Financial Statements, free and clear of all Encumbrances.  With respect to the property and assets it leases, except as disclosed in Section 3.7 of the Disclosure Schedule, each Group Entity is in compliance with such leases and, to the best of its knowledge, such Group Entity holds valid leasehold interests in such assets free and clear of all Encumbrances of any Person other than the lessors of such property and assets.

3.8                            Status of Proprietary Assets.

(a)                For purpose of this Agreement, (i) “Proprietary Assets” shall mean all copyrights, copyright registrations and applications, patents, patent applications, trademarks, service marks, trade names, domain names, and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes of a company and (ii) “Registered Intellectual Property” means all Proprietary Assets of any Group Entity, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Authority.

(b)                Each Group Entity (i) owns, free and clear of any and all Liens, and/or (ii) have a valid right or license to use all Proprietary Assets and Registered Intellectual Property necessary and appropriate for its business as now conducted and as proposed to be conducted and without any conflict with or infringement of the rights of others.  Without limiting the generality of the foregoing, except as set forth in Section 3.8(b) of the Disclosure Schedule, the Group Entities own, free and clear of all Encumbrances, (i) the copyright of the books and contents in the DVD included in the “Taoqibao” (淘奇包) products of the Group Entities, and (ii) the Registered Intellectual Property and other Owned Copyrights.

(c)                 Section 3.8(c) of the Disclosure Schedule contains an accurate and complete list of (i) all Registered Intellectual Property of each Group Entity, (ii) a complete list of all copyrights (the “Owned Copyrights”) of each Group Entity, (iii) a complete list of all Proprietary Assets that any Group Entity is licensed to use (including the term of each license) and (iv) the “Taoqibao” (淘奇包) products (listing all the month packages and the name of the books, DVD and other contents of each month package).  To the best knowledge of the Warrantors, except as disclosed in Section 3.8(c) of the Disclosure Schedule, there are no outstanding options, licenses, agreements or rights of any kind granted by any Group Entity to any third party, or by any other party to any Group Entity, relating to any Proprietary Assets currently used or proposed to be used by any Group Entity for its business as now conducted and as proposed to be conducted, nor is any Group Entity bound by or a party to any options, licenses, agreements or rights of any kind with respect to the Proprietary Assets of any other Person, except, in each case, for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf’ computer software.

(d)                With respect to any licenses or agreements to which any Group Entity is a party in relation to the Proprietary Assets used by any Group Entity, none of the Group Entities and the Ordinary Shareholders has received any communications alleging that such Group Entity has violated such licenses or agreements.  To the best knowledge of the Warrantors, the use, reproduction, modification, distribution, licensing of any Proprietary Assets by any Group Entity does not infringe, misappropriate or violate any applicable Law or any Proprietary Assets of any third party.  Except as disclosed in Section 3.8(d) of the Disclosure Schedule, none of the Group Entities and the Ordinary Shareholders has received any communications alleging that it has violated or, by conducting its business as proposed, would violate any Proprietary Assets of any other Person, nor, to the best knowledge of the Warrantors, is there any reasonable basis therefor.

(e)                 None of the Group Entities and the Ordinary Shareholders nor any of the current or former officers, employees or consultants of any Group Entity (at the time of their employment or engagement by a Group Entity) has been or is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Entity or that would conflict with the business of such Group Entity as proposed to be conducted or that would prevent such officers, employees or consultants from assigning to such Group Entity inventions and other Proprietary Assets conceived or reduced to practice in connection with services rendered to such Group Entity.

(f)                  None of (i) the execution, delivery and performance of the Transaction Documents by each of the Group Entities, (ii) the carrying on of the business of any Group Entity by its employees, and (iii) the conduct of the business of any Group Entity as proposed, will, to the best knowledge of the Warrantors, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreements, covenant or instrument under which any Group Entity or any of such employees is now obligated, including without limitation any license, option or other agreement relating to the Proprietary Assets or any non-compete, invention assignment or confidentiality obligations under any agreement between any Ordinary Shareholder and any former employer of such Ordinary Shareholder.  Each Group Entity and Ordinary Shareholder believes that it will not be necessary to utilize any inventions or other Proprietary Assets of any of the Group Entities’ employees (or people the Group Entities currently intend to hire) made prior to or outside the scope of their employment by the relevant Group Entity.  No government funding, facilities of any educational institution or research center, or funding from third parties has been used in the development of any Proprietary Assets of any Group Entity.

(g)                 Except as disclosed in Section 3.8(g) of the Disclosure Schedule, each Group Entity and Ordinary Shareholder has taken all commercially reasonable security measures to protect the secrecy, confidentiality, and value of all its Proprietary Assets, including the Registered Intellectual Property, required to conduct the Principal Business.

3.9                            Material Contracts and Obligations.

(a)                All agreements, contracts, leases, licenses, instruments, commitments (oral or written), Indebtedness, liabilities and other obligations to which any Group Entity is a party or by which it is bound that (a) are material to the conduct and operations of its business and properties, (b) involve any of the officers, directors, employees or shareholders of the Group Entity except for their employment or engagement agreements (if applicable); or (c) obligate such Group Entity to share, license or develop any product, key assets or Proprietary Assets have been provided to the Investors and their counsel for inspection.  For purposes of this Section 3.9, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Entity, in excess of US$50,000, (ii) limiting or restricting any Group Entity’s ability to compete or otherwise conduct its business as now conducted and as presently proposed to be conducted in any manner, time or place, or that contains any exclusivity provision or similar clauses that impair, restrict or impose conditions on any Group Entity’s right to offer or sell products or services in specified areas, during specified periods, (iii) imposing or potentially imposing security interest or encumbrance on any key assets, Proprietary Assets, or equity interest of any Group Entity, (iv) not in the ordinary course of business, (v) transferring or licensing any Proprietary Assets to or from any Group Entity, (vi) authorizing any third party to conduct the business of any Group Entity or contracting any Principal Business to any third party, or being authorized or appointed by any third party to conduct any Principal Business, (vii) granting any third party the right to distribute, market or sell any of products of any Group Entity or affecting the exclusive right of any Group Entity to distribute, market or sell its products, (viii) involving joint venture, strategic alliance or cooperation or similar arrangement, (ix) involving profit-sharing arrangement, (x) being with any Governmental Authority, (xi) relating the Indebtedness of any Group Entity or guarantee or indemnification provided by any

Group Entity, or (xii) an agreement the termination of which would be reasonably likely to have a Material Adverse Effect.  Section 3.9(a) of the Disclosure Schedule contains a complete list of the material contracts.

(b)                Section 3.9(b) of the Disclosure Schedule contains a complete list of all types of content outsourcing agreements used by the Group Entities in its business operation.  Each of the content outsourcing contracts entered into by any Group Entity has provided that the copyright and other intellectual property right in the contents being outsourced shall belong to the respective Group Entity.  A sample of each type of content outsourcing agreements (the “Sample Agreement”) has been provided to the Investors and their counsel for inspection.  All content outsourcing agreements entered into by the Group Entities have been following the same template with the Sample Agreement and therefore are substantially the same with the Sample Agreement (except for the difference in commercial terms, such as the contents being outsourced and the price therefor).  The provisions of each Sample Agreement are in compliance with applicable Laws.

(c)                 Except as disclosed in Section 3.9(c) of the Disclosure Schedule, each of the material contracts is legal, valid and in full effect and constitutes binding obligations of the parties thereto.  None of the Group Entities has violated or committed a breach under, or has received any communications alleging that such Group Entity has violated or committed a breach under, any of the above material contracts and obligations.  No event which would (with the passage of time, notice or both) constitute a breach or default of any Group Entity under any of above material contracts, has occurred.  No Group Entity has given notice (whether or not written) that it intends to terminate a material contract or that any other party thereto has breached, violated or defaulted under any material contract and no Group Entity has received any notice (whether or not written) that any other party to a material contract intends to terminate such material contract.  There is no legal action or dispute in relation to any of the material contracts.  The execution and performance of the material contracts do not violate any applicable Laws or the Constitutional Documents of the relevant Group Entities.

3.10                     Litigation.  There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending (or, to the best knowledge of the Warrantors, currently threatened) against any of the Group Entities, any Group Entity’s activities, properties or assets or, to the best knowledge of the Warrantors, against any officer, director or employee of each Group Entity in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of such Group Entity, or otherwise.  To the best knowledge of each Warrantor, there is no factual or legal basis for any such Action that is likely to result, individually or in the aggregate, in any Material Adverse Effect on the business, properties, assets, financial condition, affairs or prospects of any Group Entity.  None of the Group Entities, or to the best knowledge of the Warrantors, none of the officers, directors or employees of any Group Entity, is a party to or subject to the provisions of any order, writ, injunction, judgment or decree (in the case of the officers, directors or employees, in connection with such officer’s, director’s or employee’s respective relationship with, or actions taken on behalf of such Group Entity) of any court or government agency or instrumentality and there is no Action by any Group Entity currently pending or which it intends to initiate.

3.11                     Compliance with Laws; Consents and Permits.

(a)                Except as disclosed in Section 3.11(a) of the Disclosure Schedule, none of the Group Entities is, or has been, in violation of any applicable Law, or restriction of any domestic or foreign government or agency thereof in respect of the conduct of its business or the ownership of its properties.  All consents, permits, approvals, licenses, authorizations or registrations, qualifications, designations, declarations or filings by or with any Governmental Authority and any third party which are required to be obtained or made by each Group Entity and each Ordinary Shareholder in connection with the consummation of the transactions contemplated hereunder and under other Transaction Documents shall have been obtained or made prior to and be in full force and effect as of the Closing.  Based in part on the representations of the Investors set forth in Section 4 below, the offer, sale and issuance of the Purchased Shares in conformity with the terms of this Agreement are exempt from the registration and prospectus delivery requirements of applicable securities law, including the U.S.  Securities Act of 1933, as amended (the “Act”).  Each of the Group Entities has obtained all consents, permits, approvals, qualifications, authorizations and licenses, and completed all registration and filings (collectively the “Governmental Authorizations”), as required under the applicable Laws, necessary for the conduct of its business as currently conducted and as proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect on such Group Entity, and such Governmental Authorizations are in full force and effect.  None of the Group Entities is in violation, breach or default under any of such Governmental Authorizations.

(b)                Without limiting the generality of Section 3.11(a), each of the registered or beneficial shareholders (direct or indirect) of the Company who is a PRC resident has completed and maintained all required registrations with, and obtained all required approvals from, the relevant PRC Governmental Authorities in connection with his or her holding of securities in the Company, including without limitation completing registration and filing with the competent State Administration of Foreign Exchange (“SAFE”) in accordance with the regulations and rules issued by the SAFE from time to time, including without limitation SAFE Circular 75.

(c)                 Each Group Entity has been in compliance with all applicable Anti-Corruption Laws.  None of the Group Entities, Ordinary Shareholders, nor to the best knowledge of the Warrantors, any director, officer, agent, employee, representative or any other Person associated with or acting for or on behalf of the foregoing, has offered, paid, promised to pay, or authorized the payment of any money, or offered, given a promise to give, or authorized the giving of anything of value, to any Government Official, political party or official thereof or to any candidate for political office (or to any Person where such Group Entity, Ordinary Shareholder, director, officer, agent, employee, representative or other Person knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, political party, party official, or candidate for political office) for the purpose of influencing any act or decision or omission of any Government Official in order to obtain, retain or direct business to, or to secure any improper benefit or advantage for, any Group Entity.

3.12                     Compliance with Other Instruments and Agreements.  None of the

Group Entities is in, nor shall the conduct of its business as currently or proposed to be conducted result in, violation, breach or default of any term of its constitutional documents of the respective Group Entity (the “Constitutional Documents”), or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Group Entity is a party or by which it may be bound, (the “Group Entity Contracts”) or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Entity.  None of the activities, agreements, commitments or rights of any Group Entity is ultra vires or unauthorized.  The execution, delivery and performance of and compliance with the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not constitute or result in (i) any violation, breach or default under, or be in conflict with, with or without the passage of time or the giving of notice or both, any Group Entity’s Constitutional Documents or any Group Entity Contract, or, (ii) any violation of any Laws, or, (iii) an event which results in the creation of any Encumbrance upon any asset of any Group Entity.  The execution and performance of the Group Entity Contracts do not violate any applicable Laws or any Constitutional Documents of the relevant Group Entities.

3.13                     Disclosure.  Each of the Warrantors has fully provided the Investors with all the information that the Investors have reasonably requested for deciding whether to purchase the Purchased Shares and all information that each of the Group Entities and the Ordinary Shareholders believes is reasonably necessary to enable the Investors to make such decision.  No representation or warranty by any Warrantor in the Transaction Documents and no information or materials provided by any Group Entity or any Ordinary Shareholder to the Investors in the process of or in connection with the negotiation or execution of the Transaction Documents or any agreement contemplated hereby and thereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated herein or therein or necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.  The business plan attached as Schedule 3.13 to the Disclosure Schedule (the “Business Plan”) and the financial and other projections contained therein have been prepared by the Company in good faith and to the best knowledge of each Warrantor, reflect the plans and projections of the Company at the time of preparation.

3.14                     Registration Rights.  Except as provided in the 2011 Shareholders Agreement, neither the Company, any Ordinary Shareholder, nor any other Group Entity has granted or agreed to grant any Person any registration rights (including piggyback registration rights) with respect to, nor is the Company obliged to list, any of the Company’s shares (or the shares or equity interests of any of the Group Entities) on any securities exchange.  Except as contemplated under the 2011 Shareholders Agreement, there are no voting or similar agreements which relate to the shares or equity interests in any Group Entity.

3.15                     Financial Statements.  The Company has delivered to the Investors (i) the unaudited consolidated financial statements of the Company and its consolidated Subsidiaries for the fiscal year ended December 31, 2012 and the six-month period ended June 30, 2013 (the “Statement Date”), (ii) the audited financial statements of each of the WFOE and Beijing Slanissue for the fiscal year ended December 31, 2012, and (iii) the unaudited financial statements of each of the WFOE and Beijing Slanissue for the six-month period ended June 30, 2013 (the “Interim Financial Statements”, collectively with the financial statements described in item (i) and item (ii) above, the “Financial Statements”).  The Financial Statements (a) are in accordance with the books and records of the respective Group Entities, (b) are true, correct and complete and present fairly the financial conditions of the Group Entities as a whole and the respective individual Group Entity (as the case may be) at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with the PRC generally accepted accounting principles (the “PRC GAAP”).  None of the Group Entities and the Ordinary Shareholders is a guarantor or indemnifier of any Indebtedness of any other Person.  After the Closing, each of Beijing Slanissue and Beijing Huibozhiye shall maintain a standard system of accounting established and administered in accordance with the PRC GAAP, and the Company shall maintain for the Group Entities on a consolidated basis a standard system of accounting established and administered in accordance with the IFRS or U.S. GAAP.

3.16                     Activities Since Statement Date.  Since the Statement Date, with respect to any Group Entity, except for those transactions contemplated in the Transaction Documents, there has not been:

(a)                any change in the assets, liabilities, financial condition or operating results of such Group Entity from that reflected in the Financial Statements, except changes in the ordinary course of business that do not have, in the aggregate, material adverse effect;

(b)                any grant of loan to any Person or any change in the contingent obligations of such Group Entity by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c)                 any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects, or business of such Group Entity (as presently conducted and as presently proposed to be conducted);

(d)                any waiver by such Group Entity or any Ordinary Shareholder of a valuable right or of a material debt owed to it;

(e)                 any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by such Group Entity, except such satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of such Group Entity;

(f)                  any material change or amendment to a material contract (as described under Section 3.9) or arrangement by which such Group Entity or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g)                 any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director;

(h)                any sale, assignment or transfer of any key assets or Proprietary Assets or other material tangible or intangible assets of such Group Entity;

(i)                    any resignation or termination of any key officer of such Group Entity or any Key Employee, including any Ordinary Shareholder, to the extent such Person is an employee or officer of any Group Entity;

(j)                   any mortgage, pledge, transfer of a security interest in, or lien created by such Group Entity or any Ordinary Shareholder, with respect to any of such Group Entity’s properties or assets;

(k)                any debt, obligation, or liability incurred, assumed or guaranteed by such Group Entity or any Ordinary Shareholder individually in excess of US$50,000 or in excess of US$100,000 in the aggregate;

(l)                    any declaration, setting aside or payment or other distribution in respect of any of such Group Entity’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by such Group Entity;

(m)            any authorization, sale, issuance, transfer, pledge or other disposition of any securities of any Group Entity;

(n)                any failure to conduct business in the ordinary course, consistent with such Group Entity’s reasonably prudent past practices;

(o)                any transactions with any of its officers, directors or employees, or any members of their immediate families, or any entity controlled by any of such individuals;

(p)                any material change in its accounting methods or practices;

(q)                any other event or condition of any character which could reasonably be expected to have a Material Adverse Effect; or

(r)                   any agreement or commitment by such Group Entity or any Ordinary Shareholder to do any of the things described in this Section 3.16.

3.17                     Interested Party Transactions.  Except as disclosed in Section 3.17 of the Disclosure Schedule, no Ordinary Shareholder nor any Key Employee or other officer or director of a Group Entity or any Affiliate of any such Person has any agreement (whether oral or written), understanding, proposed transaction with, or is indebted to, any Group Entity, nor is any Group Entity indebted (or committed to make loans or extend or guarantee credit) to any of such Persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits).  No Key Employee, other officer or director of a Group Entity (not including Ordinary Shareholders solely for the purpose of this sentence) has any direct or indirect ownership interest in any firm or corporation with which a Group Entity or Ordinary Shareholder is affiliated or with which a Group Entity or an Ordinary Shareholder has a business relationship, or any firm or corporation that competes with a Group Entity.  No Ordinary Shareholder or any of its Affiliates has any direct or indirect ownership interest in any firm or corporation that competes with a Group Entity.  No Ordinary

Shareholder nor any Key Employee or other officer or director of a Group Entity or any Affiliate of any such person has had, either directly or indirectly, a material interest in: (a) any Person which purchases from or sells, licenses or furnishes to a Group Entity any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Entity or any Ordinary Shareholder is a party or by which it may be bound or affected.  Except for the 2011 Shareholders Agreement and the Restructuring Documents, there is no agreement between any Ordinary Shareholder and any other Person with respect to the ownership or control of any Group Entity.

3.18                     Employee Matters.  Except as disclosed in Section 3.18 of the Disclosure Schedule, each Group Entity has complied in all aspects with all applicable employment and labor Laws (including without limitation, adequate and timely payment of mandatory contributions to the statutory welfare or social security and housing funds for and on behalf of all its employees).  Each Group Entity has entered into an employment agreement with each of its employees in accordance with the applicable Laws.  Each Group Entity is not aware that any Key Employee or any other officer intends to terminate his or her employment with any Group Entity, nor does any Group Entity have a present intention to terminate the employment of any Key Employee or other officer.  Except for the ESOP, none of the Group Entities is a party to or bound by any currently effective incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.  To the best knowledge of the Warrantors, none of the employees and the Ordinary Shareholders participates in any daily business, operation, management and administration of any entity other than the Group Entities.  Each of the employees of the Group Entities has devoted his/her full business efforts and time to the Group Entities, and the performance of his/her duties to the Group Entities will not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement or policy to which he/she is a party or is otherwise bound. There is no strike or other labor dispute involving any Group Entity pending or threatened, nor is any Group Entity aware of any labor organization activity involving its employees.  No employee of any Group Entity has been granted the right to continued employment by such Group Entity or to any compensation following termination of employment with such Group Entity, except for (i) the mandatory employee benefits or pension plan required by the PRC Laws, and (ii) economic compensation payable to employees upon the termination of employment contracts, and (iii) non-compete compensation payable to relevant employees after the termination of the employment contracts, in each case, pursuant to the requirements of the PRC Laws.

3.19                     Exempt Offering.  The offer and sale of the Purchased Shares under this Agreement are exempt from the registration or qualification requirements of all applicable securities Laws, and the issuance of Ordinary Shares upon conversion of the Purchased Shares in accordance with the Articles of Association of the Company, will be exempt from such registration or qualification requirements.

3.20                     No Other Business.  The Company was formed solely to form and hold an equity interest in the HK Company and the WFOE and since its formation has not engaged in any business and has not incurred any liability in the course of its business of forming and holding its equity interest in the HK Company and the WFOE.  The HK Company has not engaged in any business and has not incurred any liability in the course of its forming and holding equity interest in the WFOE.  Beijing Slanissue is engaged in the Principal Business, and has no other activities outside its permitted business scope.  Since April 2011, Beijing Huibozhiye has not engaged in any business operation and has been dormant in respect of business operation.

3.21                     Tax Matters.  There have been no examinations or audits of any Tax Returns or reports, or imposition of any penalties, by any applicable Governmental Authority on any Group Entity in relation to the non-compliance of any applicable Tax related Law or regulations by such Group Entity.  Each Group Entity has duly filed all Tax Returns required to have been filed by it and paid all Taxes shown to be due on such returns and as required by the applicable Law.  The Company does not expect the assessment of any additional Taxes with respect to the applicable Group Entity for periods for which Tax Returns have been filed to exceed the recorded liability therefor in the most recent balance sheet in the Financial Statements.  None of the Group Entities is subject to any waivers of applicable statutes of limitations with respect to taxes for any year.  Except as disclosed in Section 3.21 of the Disclosure Schedule, each Group Entity has duly withheld individual income taxes for its employees or individual service providers in compliance with the applicable Laws in each respective jurisdiction such that there shall be no default or underpayment in respect of individual income taxes.  Since its formation, none of the Group Entities has incurred any taxes, assessments or governmental charges other than in its ordinary course of business and each Group Entity has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period.

3.22                     Financial Advisor Fees.  Except as disclosed in Section 3.22 of the Disclosure Schedule, there exists no agreement or understanding between any Group Entity or any of its Affiliates and any investment bank or other financial advisor under which such Group Entity may owe any brokerage, placement or other fees relating to the offer or sale of the Purchased Shares.

3.23                     Other Representations and Warranties Relating to the PRC Companies.  Except as disclosed in the corresponding sub-section of Section 3.23 of the Disclosure Schedule:

(a)                The Constitutional Documents and Governmental Authorizations of each PRC Company are valid and have been duly approved or issued (as applicable) by competent PRC Governmental Authorities;

(b)                All Governmental Authorizations in connection with the due and proper establishment and business operation of each PRC Company have been duly obtained from the relevant PRC Governmental Authorities and are in full force and effect, including without limitation the Governmental Authorizations from the Ministry of Commerce, the State Administration of Industry and Commerce, the Ministry of Education, the Ministry of Civil Affairs, the Ministry of Industry and Information Technology, the General Administration of Press and Publication, SAFE, or their respective local authorities, tax bureau and customs authorities.  Each of the WFOE, Beijing Slanissue and Beijing Huibozhiye has completed all necessary registrations and obtained all necessary Governmental Authorizations for the establishment and operation of its websites;

(c)                 Each PRC Company is in compliance with the Governmental Authorizations issued to it.  None of the PRC Companies is in receipt of any letter or notice from any relevant Governmental Authority notifying revocation, suspension or modification of any Governmental Authorizations issued to it for any reason, including without limitation, noncompliance or the need for compliance or remedial actions in respect of the business activities carried out directly or indirectly by it and to the best knowledge of the Warrantors, there are no grounds on which the Governmental Authorities may revoke, suspend or modify any Governmental Authorizations;

(d)                Each of the PRC Companies (i) owns, free and clear of all Encumbrances or third party rights, and/or (ii) have a valid right or license to use all Proprietary Assets and Registered Intellectual Property necessary and appropriate for its business as now conducted and as proposed to be conducted and without any conflict with or infringement of the rights of others (including without limitation the copyright to the pictures, video, music, books, stories and other contents delivered, in print, digital or online form, by Beijing Slanissue to its customers in performing its business, the domain names and trademarks used by Beijing Slanissue).  The use, reproduction, modification, distribution, licensing of any Proprietary Assets by each PRC Company during its course of business does not infringe, misappropriate or violate any applicable Law or any Proprietary Assets of any third party.  Each PRC Company has not received any communications from any third party alleging that it has violated or, by conducting its business as proposed, would violate any Proprietary Assets of any other Person.

(e)                 Each PRC Company has been conducting and will conduct its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements and with all requisite Governmental Authorizations.

(f)                  In respect of the Governmental Authorizations requisite for the conduct of any part of the business of any PRC Company which are subject to periodic renewal, none of the Warrantors has any reason to believe that such requisite renewals will not be timely granted by the relevant PRC Governmental Authorities.

(g)                 With regard to employment and staff or labor management, each PRC Company has complied with all applicable PRC Laws in all material respects, including without limitation, Laws pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions.  Each of the PRC Companies has entered into employment contract with each of its employees.

3.24                     Restructuring Documents.

(a)                Each of parties to the Restructuring Documents has the legal right, power and authority (corporate and other) to enter into and perform such party’s obligations under each Restructuring Document to which it/he is a party and each of the Group Entities has taken all necessary corporate action to authorize the execution, delivery and performance of, and has duly authorized, executed and delivered, each Restructuring Document to which it is a party.

(b)                Each Restructuring Document constitutes a valid and legally binding obligation of the parties named therein, enforceable against each such party in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally and to general equitable principles.

(c)                 The execution and delivery by each party named in each Restructuring Document, and the performance by such party of its/his obligations thereunder and the consummation by it of the transactions contemplated therein shall not (i) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of its constitutional documents as in effect at the date hereof, any applicable Law, or any material contract to which a Group Entity is a party or by which a Group Entity y is bound, (b) accelerate, or constitute an event entitling any Person to accelerate, the maturity of any Indebtedness or other liability of any Group Entity or to increase the rate of interest presently in effect with respect to any Indebtedness of any Group Entity, or (c) result in the creation of any lien, claim, charge or encumbrance upon any of the properties or assets of any Group Entity unless provided thereunder.

(d)                All consents required in connection with the Restructuring Documents have been made or unconditionally obtained in writing, and no such consent has been withdrawn or be subject to any condition precedent which has not been fulfilled or performed.

(e)                 Except as disclosed in Section 3.24(e) of the Disclosure Schedule, each Restructuring Document is in full force and effect and no party to any Restructuring Document is in breach or default in the performance or observance of any of the terms or provisions of such Restructuring Document. None of the parties to any Restructuring Document has sent or received any communication regarding termination of or intention not to renew any Restructuring Document, and no such termination or non-renewal has been threatened by any of the parties thereto.

3A.                                       REPRESENTATIONS AND WARRANTIES OF ORDINARY SHAREHOLDERS

The Ordinary Shareholders, severally and jointly, represents and warrants to each Investor that, each of the following representations and warranties is true, accurate, complete and not misleading as of the date hereof and up to the Closing Date.

3A.1                                          Authorization.  Each of the Ordinary Shareholders has all requisite power, authority and capacity to enter into this Agreement, the Shareholders Agreement and any other Transaction Documents to which he is a party, and to perform his obligations under this Agreement and the Shareholders Agreement.  This Agreement has been duly executed and delivered by each Ordinary Shareholder.  This Agreement, the Shareholders Agreement and any other Transaction Documents to which any Ordinary Shareholder is a party, when executed and delivered by such Ordinary Shareholder, will constitute valid and legally binding obligations of such Ordinary Shareholder, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally and to general equitable principles.

3A.2                                          Conflicting Agreements.  None of the Ordinary Shareholder is, as a

result of the nature of the business conducted or currently proposed to be conducted by any Group Entity or for any other reason, in violation of (i) any fiduciary or confidential relationship, (ii) any term of any contract or covenant (either with any Group Entity or with another entity) relating to employment, patents, assignment of inventions, confidentiality, proprietary information disclosure, non-competition or non-solicitation, or (iii) any other contract, or any Order of Governmental Authority binding on the Ordinary Shareholder and relating to or affecting the right of such Ordinary Shareholder, if applicable, to be employed by or serve as a director or consultant to any Group Entity.  No such relationship, term, contract, or Order conflicts with such Ordinary Shareholder’s obligations to use his best efforts to promote the interests of any Group Entity, nor does the execution and delivery of any Transaction Document to which he is a party, nor such Ordinary Shareholder’s carrying on any Group Entity’s business as a director, officer, employee, consultant or shareholder of any Group Entity, conflict with any such relationship, term, contract, agreement or Order.

3A.3                                          Litigation.  There is no Action pending or threatened against any Ordinary Shareholder, and to the best knowledge of the Ordinary Shareholders, there is no basis for such Action.

3A.4                                          Shareholder Agreements.  Except as contemplated by or disclosed in the 2011 Shareholders Agreement, such Ordinary Shareholder is not a party to and has no knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Act or any equivalent Law in another jurisdiction, or voting, or otherwise exercising or restricting the rights and powers of the securities of any Group Entity.

3A.5                                          Prior Legal Matters.  Such Ordinary Shareholder has not been (i) subject to voluntary or involuntary petition under any bankruptcy or insolvency Law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any Order (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by any Governmental Authority to have violated any securities, commodities or unfair trade practices Law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

4.                            REPRESENTATIONS AND WARRANTIES OF INVESTORS.

Each Investor represents and warrants to the Company as follows:

4.1                            Authorization.  The Investor has all requisite power, authority and capacity to enter into this Agreement and the Shareholders Agreement, and to perform its obligations under this Agreement and the Shareholders Agreement.  This Agreement has been duly authorized, executed and delivered by such Investor.  This Agreement and the Shareholders Agreement, when executed and delivered by such Investor, will constitute valid and legally binding obligations of such Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally and to general equitable principles.

4.2                            Accredited Investor.  The Investor is an Accredited Investor within the definition set forth in Rule 501(a) under Regulation D of the Act.

4.3                            Purchase for Own Account.  The Purchased Shares will be acquired for such Investor’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

4.4                            Exempt from Registration; Restricted Securities.  The Investor understands that the Purchased Shares will not be registered under the Act or registered or listed publicly pursuant to any other applicable securities laws and regulations, on the ground that the sale provided for in this Agreement is exempt from registration under the Act or the registration or listing requirements of any other applicable securities laws and regulations, and that the reliance of the Company on such exemption is predicated in part on the Investor’s representations set forth in this Agreement.  Such Investor understands that the Purchased Shares are restricted securities within the meaning of Rule 144 under the Act and the Purchased Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

5.                            COVENANTS OF THE WARRANTORS.

Each of the Warrantors, jointly and severally, covenants to the Investors as follows:

5.1                            Use of Proceeds.  The proceeds from the sale of the Purchased Shares hereunder shall be used for funding the Principal Business (by way of capital increase or other means permitted by PRC Laws) and for the R&D, marketing, acquisitions and business expansion in accordance with the annual business plan and financial budget of the Group Entities approved by the Board in accordance with Articles of Association of the Company.  For the avoidance of any doubt, except for the repayment of the principal, interests and other charges of the loans owed by the PRC Companies to Shenzhen Decent Investment Co., Ltd., which amount shall not be higher than RMB8,800,000 in aggregate (including principal amount of RMB8,000,000 and accrued interests and charges of no more than RMB800,000), in no event shall the proceeds or any part thereof be applied or used to repay or settle any Indebtedness owing by any Group Entity or Ordinary Shareholder to any other Person related in whatever respect with any of the foregoing parties without the prior written consent of the Investors.

5.2                            Business of Group Entities.  The business of the Company shall be restricted to the holding, management and disposition of equity interest in the HK Company and the WFOE.  The business of each other Group Entity shall be restricted to its respective scope of business as stated in its business license and the Governmental Authorizations and otherwise permitted by the applicable Law.  The

Company and each Group Entity shall and the Ordinary Shareholders undertake to the Investors to cause the Company and any other entity that is directly or indirectly controlled by the Company (including without limitation each of Beijing Slanissue and Beijing Huibozhiye) to, (i) conduct the business of such Person in the ordinary course and in a prudent manner consistent with best practices, unless otherwise approved by the Board in accordance with the Articles of Association of the Company, (ii) comply with all the applicable Laws and such Entity’s memorandum of association, articles of association, business licenses, or other constitutional or governance documents, each as may be amended from time to time.

5.3                            Issuance to Employees and Officers.  None of the Group Entities shall, directly or indirectly, issue any Ordinary Shares, options or other forms of securities of the Company to employees, directors or consultants, except for the issuance in accordance with the ESOP.

5.4                            Employment Agreements.  Each Group Entity shall enter into, and maintain on a continuous basis, an employment agreement, a confidentiality, a non-compete and non-solicitation agreement and an intellectual property assignment agreement (or an employment agreement with provisions related to confidentiality, non-compete, nonsolicitation and intellectual property assignment), in the form and substance satisfactory to the Investors, with each of its current and future officers and employees, including the employees listed in Schedule C hereto (the “Key Employees”) in accordance with the applicable Laws.

5.5                            SAFE Registration.  The Ordinary Shareholders shall, and shall cause each of the registered or beneficiary shareholders of the Company who is a PRC resident to, at his or her own expense, fully comply with all requirements and obligations as required under the applicable Laws or by the PRC Governmental Authorities with respect to his or her holding of the Ordinary Shares or other securities in the Company (if any) on a continuing basis, including without limitation receiving all approval, consents and permits from, and fulfilling the registration and reporting requirements with, the competent SAFE in a timely manner to the extent the same is required under the regulations and rules issued by the SAFE from time to time, and fulfilling other relevant obligations imposed by the PRC Governmental Authorities and obtaining all consents, approvals and permits required by the PRC authorities in connection therewith.  Without limiting the generality of the foregoing, the Ordinary Shareholders shall and each of the Group Entities shall cause the Ordinary Shareholders (i) to apply to the SAFE to update the relevant SAFE registrations in relation to the transactions contemplated hereunder within 30 days of the Closing and (ii) to make their best efforts to complete such SAFE update registrations as described in (i) above within 90 days after the Closing, provided, however, that such 90-day period shall be extended if such registrations are delayed due to any governmental reasons by the term of the delay so caused.

5.6                            Business Permits and Governmental Authorizations.  Each of the PRC Companies shall, and each of the Warrantors shall cause the PRC Companies to, at all times maintain the appropriate Governmental Authorizations required to conduct the Principal Business and any other business being conducted by such PRC Company at any given time, and shall not permit any of the PRC Companies to conduct any business for which it does not have the appropriate Governmental Authorizations.

Each of the PRC Companies shall at all times keep the validity of, and comply with all legal and regulatory requirements with respect to, the Governmental Authorizations it has obtained for the conduct of the Principal Business.

5.7                            Anti-Corruption.  The Group Entities shall continue to act in compliance with applicable Anti-Corruption Laws and shall not conduct or omit to conduct any activities that may cause any Investor or its Affiliates to be in violation of any applicable Anti-Corruption Law.  Without limiting the generality of the foregoing, none of the Group Entities, their respective Affiliates, directors, officers shall, and the Group Companies shall make commercially reasonable efforts to cause their respective employees and authorized agents not to, directly or indirectly, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value, to a Government Official for purposes of unduly obtaining or retaining business for or with, or directing business to, any Person by (i) influencing any official act, decision or omission of such Government Official; (ii) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official; (iii) securing any improper advantage; or (iv) inducing such Government Official to affect or influence any act or decision of another Government Official. The Company shall ensure that no part of any payment, compensation, reimbursement or fee paid by the Investors pursuant to this Agreement or otherwise will be used directly or indirectly as a corrupt payment, gratuity, emolument, bribe, kickback or other improper benefit to a Government Official.

5.8                            Permit for Online Education.  After the Closing, to the extent necessary and required by the competent Government Authorities in connection with the Principal Business, Beijing Slanissue shall file an application with the competent educational authority in accordance with the PRC Law for the conduct of the online preschool education business, and file with the competent Governmental Authority for amendment of its Telecommunication and Information Service Business Operation License to reflect the same, if necessary.

5.9                            License for Online Distribution of Video and Audio Programs.  As soon as practical after the Closing and to the extent acceptable by the competent Governmental Authority under the PRC Law, Beijing Slanissue shall apply for and obtain the License for Online Distribution of Video and Audio Programs (信息网络传播视听节目许可证) from the competent Governmental Authority for displaying online preschool education programs in audio and/or video form, and reflect such approval in Beijing Slanissue’s Telecommunication and Information Service Business Operation License, if necessary.

5.10                     Online Culture Operation Permit.  Prior to December 31, 2013, Beijing Slanissue shall obtain the Online Culture Operation Permit (网络文化经营许可证) from the competent PRC Governmental Authority covering its online game operation, and reflect such approval in Beijing Slanissue’s Telecommunication and Information Service Business Operation License, if necessary.  If before December 31, 2013, there is any change or amendment to the current PRC Laws such that Beijing Slanissue is no longer qualified to obtain the Online Culture Operation Permit, the parties shall negotiate an alternative method in good faith.

5.11                     Amendment to Trademark Applications.  Within thirty (30) days after the WFOE and Beijing Slanissue registered their respective new registered office with the competent Governmental Authority, the WFOE and Beijing Slanissue shall, and the Company and the Ordinary Shareholders shall cause the WFOE and Beijing Slanissue to, file with the trademark office for amendment of registered address in the trademark applications.

5.12                     Due Authorization.  Each of the applicable PRC Companies shall, and the Company and the Ordinary Shareholders shall cause each of the PRC Companies and other Subsidiaries of the Company that engages in the Principal Business to, obtain and maintain at all times full authorization and right to use the books, music, pictures, contents and other teaching materials necessary for the conducting of the Principal Business.

5.13                     Equity Pledge Registration.  Within five (5) Business Days after the Ordinary Shareholders complete the registration of the equity pledge contemplated under the Restructuring Documents with the competent Governmental Authority, the Ordinary Shareholders shall provide the Investors with the relevant certificate evidencing the completion of the registration.

5.14                     Execution of Amended ESOP Document.  Prior to December 31, 2013, the Company shall sign the Revised ESOP Document with each of optionees who have been granted options by the Company.

5.15                     Other Post-Closing Covenants.

(a)                As soon as practicable and in no event later than December 31, 2013, each of the respective PRC Companies shall and the Company and the Ordinary Shareholders shall cause each of the respective PRC Companies to, take all necessary actions as required by and duly complete the matters listed in Part 1 of Schedule F hereto.

(b)                As soon as practicable after the Closing, each of the respective PRC Companies shall and the Company and the Ordinary Shareholders shall cause each of the respective PRC Companies to, take all necessary actions to duly complete the matters listed in Part 2 of Schedule F hereto.

5.16                     Waived Conditions Precedent.  Each condition precedent waived by the Investors shall be automatically added to this Section 5 as a post-closing covenant, which shall be performed as soon as possible, unless otherwise agreed by the Investors in writing.

5.17                     Additional Pre-Closing Covenants.

(a)                Refrainment from Certain Actions.  Except as required by this Agreement, no resolution of the directors or shareholders of any Group Entity shall be passed, nor shall any contract or commitment be entered into, in each case, prior to the Closing Date without the prior written consent of the Investors, except that each Group Entity may carry on its respective business in the same manner as heretofore and may pass resolutions and enter into contracts for so long as they are effected in the ordinary course of business.  Without limiting the generality of the foregoing, prior to the

Closing Date, no Group Entity shall, and the Ordinary Shareholders shall cause each of the Group Entities not to take any of the actions described in Section 7.1 of the Shareholders Agreement without the prior written consent of the Investors, except for those actions required by this Agreement.

(b)                Notice of Breach.  If at any time before the Closing, any Group Entity or any Ordinary Shareholder comes to know of any fact or event which:

(i)                           is in any way materially inconsistent with any of the representations and warranties given by any Warrantor, and/or

(ii)                        suggests that any material fact warranted may not be as warranted or may be materially misleading, and/or

(iii)                     might affect the willingness of a prudent investor to purchase the Purchased Shares or the amount of consideration which the Investors would be prepared to pay for the Purchased Shares, such Group Entity or such Ordinary Shareholder shall give immediate written notice thereof to the Investors in which event the Investors may within fourteen (14) Business Days of receiving such notice terminate this Agreement by written notice without any penalty whatsoever and without prejudice to any rights that the Investors may have under this Agreement or applicable law.  In such case, if it is due to the reasons attributable to any Group Entity or Ordinary Shareholder, the Group Entities and Ordinary Shareholders shall jointly and severally indemnify the Investors against all costs, charges and expenses incurred by it in connection with the negotiation, preparation and termination of this Agreement and other Transaction Documents.

(c)                 Fulfillment of Conditions.  The Warrantors shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of the Investor contained in this Agreement and shall not take or fail to take any action that could reasonably be expected to result in the non-fulfillment of any such condition.

6.                            CONDITIONS TO INVESTOR’S OBLIGATIONS AT CLOSING

The obligation of the Series B-2 Investors to purchase subscribe for the Series B-2 Purchased Shares at the Closing is subject to the fulfillment, to the satisfaction of the Series B-2 Investors on or prior to the Closing Date, or waiver by the Series B-2  Investors, of the following conditions:

6.1                            Representations and Warranties True and Correct.  The representations and warranties made by the Warrantors contained in Section 3 and the representations and warranties made by the Ordinary Shareholders contained in Section 3A shall be true and correct and complete.

6.2                            Performance of Obligations.  Each of the Group Entities and the Ordinary Shareholders shall have performed and complied with all agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing.

6.3                            Proceedings and Documents.  All corporate proceedings on the part of the Group Entities in connection with execution of, and performance of the transactions contemplated under, the Transaction Documents and all documents and instruments incident to such transactions (the “Ancillary Agreements”) shall be satisfactory in substance and form to the Series B-2 Investors, and the Series B-2 Investors shall have received all such counterpart originals or certified copies of such documents as it may reasonably request.  In particular, the Company shall have provided to the Series B-2 Investors the originals or certified copies of the shareholders’ resolutions and the board resolutions of the Company, approving, among other things, (A) the issuance of the Series B-2 Purchased Shares to the Series B-2 Investors; (B) the entry of the Series B-2 Investors in the Company’s register of members of as the registered holders of the Series B-2 Purchased Shares, (C) the execution by the Company of this Agreement, the Shareholders Agreement, and any Ancillary Agreements and the performance by the Companies of its obligations hereunder and thereunder, and (D) the adoption of the Restated Articles.  The HK Company, the WFOE, Beijing Slanissue and Beijing Huibozhiye shall have provided to the Series B-2 Investors with the originals or certified copies of the shareholder(s) resolutions and board resolutions (as required under Laws of its jurisdiction), approving the execution of this Agreement, the Shareholders Agreement, and other Ancillary Agreements to which it is a party, and the performance of its obligations thereunder.

6.4                            Approvals, Consents and Waivers.  Each Group Entity and Ordinary Shareholder shall have obtained and maintained in full force and effect any and all approvals, consents and waivers necessary for consummation of the transactions contemplated under the Transaction Documents, including without limitation (i) all permits, authorizations, approvals, consents or permits of any Governmental Authority and (ii) the waiver by the existing shareholders of the Company of any anti-dilution rights, preemptive rights and all similar rights in connection with the issuance of the Purchased Shares.

6.5                            Compliance Certificates.  Each of the Warrantors shall have delivered to the Series B-2 Investors a compliance certificate, dated the Closing Date, signed by such Warrantor certifying that the conditions specified in Section 6 have been fulfilled.

6.6                            Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document.

6.7                            Amendment to Constitutional Documents.  The Restated Articles shall have been duly adopted by the Company by all necessary corporate action of its Board and its shareholders and duly submitted for filing with the Registrar of Companies in the Cayman Islands.

6.8                            Register of Members.  The Series B-2 Investors shall have received a copy of the Company’s register of members, certified by a director of the Company as true and complete as of the Closing Date, updated to show the Series B-2 Investors as the holders of the Series B-2 Purchased Shares as of the Closing Date.

6.9                            Execution of Shareholders Agreement.  The Company shall have delivered to the Series B-2 Investors the Shareholders Agreement, duly executed by the Company and all other parties thereto (except for the Series B-2 Investors).

6.10                     No Material Adverse Effect.  There shall have been no Material Adverse Effect with respect to the Group Entities since the date of this Agreement and no change to the current Laws of the PRC that would result in such Material Adverse Effect.

6.11                     Due Diligence.  The Series B-2 Investors shall have completed their legal, financial, technical and business due diligence investigation of the Group Entities to their reasonable satisfaction.

6.12                     Legal Opinions.  The Company shall have delivered to the Series B-2 Investors opinions issued by the Cayman legal counsel and the PRC legal counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Series B-2 Investors.

6.13                     Certificate of Good Standing.  The Company shall have delivered to the Series B-2 Investors a certified copy of the certificate of good standing issued by the Registrar of Companies of the Cayman Islands dated no more than ten (10) Business Days prior to the Closing, certifying that the Company is in good standing.

6.14                     Amendment of ESOP Document.  The Company shall have prepared, and the Board shall have approved, a template supplementary agreement to the Company’s template Stock Option Award Agreement, which shall set forth a provision specifically restricting the optionees from exercising the options before the initial public offering of the Company and the template supplementary agreement shall be reasonably satisfactory to the Series B-2 Investors (the template supplementary agreement will be referred as “Revised ESOP Document”).

6.15                     Perfection of Restructuring Documents Execution.  Each of the PRC Companies shall have affixed its chop to the applicable Restructuring Documents to which it is a party and the Restructuring Documents with the chops affixed thereon shall have been delivered to the Series B-2 Investors.

6.16                     Share Certificates.  The Company shall have delivered to each Investor a copy of the duly executed share certificate issued in the name of such Investor representing the Purchased Shares purchased by such Investor, certified by a director of the Company.

6.17                     Management Rights Letter.  The Company shall have executed and delivered to each of the Series B-2 Investors a Management Rights Letter, providing for the consultation with management on significant issues, access to the books, records and facilities of the Company, and board visitation rights, in substantially the form attached hereto as Exhibit E.

7.                            CONDITIONS TO COMPANY’S OBLIGATIONS AT CLOSING

The obligations of the Company under this Agreement with respect to the Investors are subject to the fulfillment at or before the Closing, or wavier by the Company, of the following conditions:

7.1                            Representations and Warranties.  The representations and warranties of the Investors contained in Section 4 hereof shall be true and correct as of the Closing.

7.2                            Performance of Obligations.  The Investors shall have performed and complied with all agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing.

7.3                            Execution of Shareholders Agreement.  The Investors shall have executed and delivered to the Company the Shareholders Agreement.

7.4                            Internal Committees Approval.  The competent internal authority of the Investor shall have approved the execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

8.                            INDEMNIFICATION

8.1                            Indemnification.  To the fullest extent permissible by applicable Laws, each of the Warrantors shall, jointly and severally, indemnify, defend and hold harmless the Investors, from and against any and all losses, claims, liabilities, damages, deficiencies, diminution in value of the Company or other Group Entities or the Principal Business or the Investors’ investment in the Company, proceedings, debts, obligations, interest, penalties, expenses, judgments or settlements of any nature or kind, including all costs and expenses related thereto, including without limitation reasonable attorneys’ fees and disbursements, court costs, amounts paid in settlement and expenses of investigation, whether at law or in equity, whether known or unknown, foreseen or unforeseen, of any kind or nature (the foregoing, collectively, the “Indemnifiable Loss”), arising out of, relating to, connected with or incidental to (1) any breach of any representation, warranty, covenant or agreement made by any of the Warrantors in the Transaction Documents or in any other documents or agreements contemplated hereby or thereby, or (2) any violation of any applicable Laws, Constitutional Documents or Governmental Authorizations by any of the Group Entities or the Ordinary Shareholders, or the failure to obtain any Governmental Authorizations for the Principal Business (in which case, no disclosure of such violation made in the Disclosure Schedule shall be used to release such indemnification obligations), or (3) the infringement of any third party’s right by any Group Entity occurred before the Closing, or (4) any dispute, claim, government investigation, penalties or legal action against any Group Entity for matters occurred before the Closing.  Absent fraud or willful misconduct by any of the Warrantors, the aggregate amount of Indemnifiable Loss of an Investor to be indemnified by the Warrantors pursuant to this Section 8 shall not exceed the Purchase Price paid by such Investor.  The agreements in this Section 8 shall survive the Closing or any termination of this Agreement.

8.2         Payment.  At the absolute discretion of the Investors, all claims asserted hereunder against all or any of the Warrantors shall be settled by cash and, to the extent not settled by cash, by the Company’s allotment and issuance of such number of Ordinary Shares of the value equal to the claims; provided, that any such allotment and issuance shall be grossed up and shall not have any dilutive effect on such Investors with reference to the then valuation of the Company as determined in good faith by the Board.

8.3         Penalty for Late Payment.  If Investors fail to wire the Purchase Price to the Company within five (5) Business Days after the Closing, the Company shall have the right to require the Investors to pay a penalty of 5% per day on the delayed payment, by delivering a written notice to the Investors.  It shall be deemed that the Investors have paid the Purchase Price if the Investors are able to present a bank document evidencing the wire transfer.

9.         CONFIDENTIALITY AND NON-DISCLOSURE

9.1         Disclosure of Terms.  The terms and conditions of this Agreement, the other Transaction Documents and all exhibits and schedules attached hereto and thereto (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

9.2         Press Releases, Etc.  Within sixty (60) days after the Closing Date, the Company and the Investors may issue a press release disclosing that the Investors have invested in the Company, provided that (a) the press release does not disclose the amount or terms of the investment; and (b) the final form of the press release is approved in advance in writing by the Investors.  The name of the Investors and the fact that the Investors are shareholders of the Company can be included in a reusable press release boiler statement, so long as such Investors have given the Company its initial approval of such boilerplate statement and the boilerplate statement is reproduced in exactly the form in which it was approved.  No other announcement regarding the Financing Terms or any Investor in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the prior written consent of the Investors.

9.3         Permitted Disclosures.  Notwithstanding the foregoing, any party may disclose any of the Financing Terms (i) to its current or bona fide prospective investors, employees, investment bankers, lenders, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations, and (ii) if and to the extent required by any recognized stock or securities exchange or Governmental Authority to which that party or its Affiliate is subject, wherever situated, whether or not the requirement for information has the force of law; without limiting the generality of the foregoing, the Investors shall be entitled to disclose the Financing Terms for the purposes of fund reporting or inter-fund reporting or to their fund manager, and their respective auditors, counsel, directors, officers, employees, shareholders or investors in which case the Investor shall ensure those receiving parties are under appropriate nondisclosure obligations.

9.4         Legally Compelled Disclosure.  In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement or any of the Financing Terms in contravention of the provisions of this Section 9, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy.  In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any Non-Disclosing Party.

10.       MISCELLANEOUS

10.1       Governing Law.  This Agreement shall be governed by and construed exclusively in accordance with the laws of Hong Kong without regard to the principles of conflict of law of any jurisdiction.

10.2       Survival.  The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and the Closing of the transaction contemplated hereby.

10.3       Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments.  This Agreement and the rights and obligations herein may be assigned by any Investor to any Affiliate of such Investor or, after the Closing in connection with any transfer of Purchased Shares which does not breach any provision of any Transaction Agreement.  Neither any Group Entity nor any Ordinary Shareholder may assign its or his rights or delegate its or his obligations under this Agreement without the written consent of the Investors.

10.4       Entire Agreement.  This Agreement, the Shareholders Agreement and any other Transaction Document, and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

10.5       Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Schedule G hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Schedule G hereto; or (d) five (5) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Schedule G hereto with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.  Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.  A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.5 by giving the other party written notice of the new address in the manner set forth above.

10.6       Amendments and Waivers.  Any term of this Agreement may be amended only with the written consent of all the parties hereto.

10.7       Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any Group Entity, Ordinary Shareholder or Investors, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such Group Entity, Ordinary Shareholder or Investors nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any Group Entity, Ordinary Shareholder or Investors of any breach of default under this Agreement or any waiver on the part of any Group Entity, Ordinary Shareholder or Investors of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, or by law or otherwise afforded to any Group Entity, Ordinary Shareholder or Investors shall be cumulative and not alternative.

10.8       Interpretation; Titles and Subtitles.  This Agreement shall be construed according to its fair language.  The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.  Unless otherwise expressly provided herein, all references to Sections, Schedules and Exhibits herein are to Sections, Schedules and Exhibits of this Agreement.

10.9       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

10.10     Severability.  If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties.  In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

10.11     Further Assurances.  Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

10.12     Dispute Resolution.

(a)     Negotiation Between Parties.  The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement, or other Transaction Documents, or any matter arising therefrom.  If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days after the commencement of the negotiation, Section 10.12(b) shall apply.

(b)     Arbitration.  In the event the parties are unable to settle a dispute between them regarding this Agreement, or other Transaction Documents, or any matter arising therefrom, in accordance with Section 10.12(a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this Section 10.12(b).  The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the UNCITRAL Rules.  The language of the arbitration shall be English.  The parties understand and agree that this Section 10.12(b) regarding arbitration shall not prevent any party from pursuing equitable or injunctive relief in a judicial forum to compel another party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this Section 10.12(b), or to prevent or halt actions that may result in irreparable harm.  A request for such equitable or injunctive relief shall not waive this arbitration provision.

10.13     Expenses.  Each of the Group Entities and the Ordinary Shareholders shall bear its, his or her own costs and expenses incurred in connection with the negotiation, execution and delivery of this Agreement, the Shareholders Agreement and other Ancillary Agreements and the performance of the transactions contemplated hereby and thereby.  The Company agrees to reimburse the Series B-2 Investors legal, financial, administrative and other expenses incurred by the Series B-2 Investors in connection with execution and delivery of this Agreement, the Shareholders Agreement and other Ancillary Agreements and the performance of the transactions contemplated hereby and thereby of up to a total amount of US$110,000 (the “Investment Expenses”). The Company shall make reimbursement of such Investment Expenses after the Closing, within two (2) weeks after the Series B-2 Investors have provided the Company with invoices and/or other proof documents evidencing their incurrence of such Investment Expenses.  In the event the transaction contemplated in this Agreement cannot be completed due to the reasons attributable to the Group

Entities or the Ordinary Shareholders but not to the Series B-2 Investors, the Company shall bear all legal, financial, administrative and other expenses incurred by the Series B-2 Investors in connection with the preparation and performance of the transaction contemplated in this Agreement.

10.14     Termination Before the Closing.  This Agreement may be terminated by the Series B-2 Investors, by written notice to the Company without further compensation or liabilities, if the Closing has not occurred within three (3) months from the signing date of this Agreement due to the material default of any Group Entities or any Ordinary Shareholders.  Such termination under this Section shall be without prejudice to any claims for damages or other remedies that the parties may have under this Agreement or applicable Law.

10.15     Relationship with Series A SPA, Qiming’s Waiver.  Upon and from the Closing, Section 5 (Covenants of the Warrantors) shall substitute and replace the provisions of Section 5 (except for Section 5.12, the provisions being substituted and replaced, the “Replaced Provisions”) of the Series A Preferred Share Purchase Agreement (the “Series A SPA”) dated July 29, 2011 by and among the Company, the Ordinary Shareholders and Qiming, to the extent that there is any outstanding obligation of the warrantors as defined under the Series A Purchase Agreement (the “Series A Warrantors”) under the Replaced Provisions.  Qiming acknowledges that the Series A Warrantors fail to comply with certain Replaced Provisions in all aspects and in consideration of the Warrantors’ covenants under Section 5 hereof, Qiming hereby expressly and irrevocably releases and forever discharges each and every one of the Series A Warrantors from any and all liabilities, actions, causes of action, contracts and covenants, whether expressed or implied, claims and demands for damages, indemnities, costs, interest, loss or injury of every nature and kind arising from or in connection with the Series A Warrantors’ failure in performing the Replaced Provisions, which Qiming now or hereafter may have.

10.16     Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under this Agreement are several and not joint, and no Investor is responsible in any way for the performance or conduct of any other Investor in connection with the transactions contemplated hereby. Nothing contained herein and no action taken by any Investor pursuant hereto shall be, or shall be deemed to, constitute a partnership, association, joint venture, or joint group with respect to the Investors. Each Investor agrees that no other Investor has acted as an agent for such Investor in connection with the transactions contemplated hereby.

[Remainder of this page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Slanissue Holdings Limited

By:	/s/ Wei Yang
Name:	Wei Yang
Title:	Director

Slanissue Hong Kong Limited
(芝兰玉树香港有限公司)

By:	/s/ Wei Yang
Name:	Wei Yang
Title:	Director

SIGNATURE PAGE TO SERIES B PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Slanissue (Beijing) Information Technology Co., Ltd.
(芝兰玉树（北京）信息技术有限公司)

By:	/s/ Wei Yang
Name:	Wei Yang
Title:	Executive Director

Beijing Slanissue Technology Co., Ltd.
(北京芝兰玉树科技有限公司)

By:	/s/ Wei Yang
Name:	Wei Yang
Title:	Executive Director

Beijing Huibozhiye Culture Communication Co., Ltd.
(北京慧博智业文化传播有限公司)

By:	/s/ Liqing Zeng
Name:	Liqing Zeng
Title:	Executive Director

SIGNATURE PAGE TO SERIES B PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed or caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Ordinary Shareholders

/s/ Liqing Zeng
Liqing Zeng

/s/ Zhaoyang Liu
Zhaoyang Liu

/s/ Fan Peng
Fan Peng

/s/ Wei Yang
Wei Yang

/s/ Qi Mo
Qi Mo

SIGNATURE PAGE TO SERIES B PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Series B-1 Investors

QIMING VENTURE PARTNERS III, L.P.,
a Cayman Islands exempted limited partnership

By:	QIMING GP III, L.P., a Cayman Islands exempted limited partnership

Its:	General Partner

	By:	QIMING CORPORATE GP III, LTD., a Cayman Islands corporation

	Its:	General Partner

	By:	/s/ Robert Headley

	Its:	Managing Director

QIMING MANAGING DIRECTORS FUND III, L.P., a Cayman Islands exempted limited partnership

By:	QIMING CORPORATE GP III, LTD., a Cayman Islands corporation

	By :	/s/ Robert Headley

	Its:	Managing Director

Signing Location:		Bellavue, WA

Signature of Witness:		/s/ Laurel Munson

Name of Witness:		Laurel Munson

SIGNATURE PAGE TO SERIES B PREFERRED SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

Series B-2 Investors

ACE CLASSIC INVESTMENTS LIMITED,
a British Virgin Islands company

By:	/s/ Xiangyang Yang
Its:	Director

TAOMEE HOLDINGS LIMITED

By:	/s/ Paul Keung
Name:	Paul Keung
Title:	CFO

SIGNATURE PAGE TO SERIES B PREFERRED SHARE PURCHASE AGREEMENT

SCHEDULE A

Schedule of Ordinary Shareholders

SCHEDULE B

Schedule of Investors

SCHEDULE C

Part 1 Capitalization Tables as of the date of this Agreement and immediately before the Closing

Part 2 Capitalization Tables immediately after the Closing

SCHEDULE D

Key Employees

SCHEDULE E

Definitions

In this Schedule E, words importing the singular include the plural and vice versa; words importing one gender include every gender.

“2011 Shareholders Agreement”	means, the Shareholders Agreement dated July 29, 2011 by and between the Company, the Ordinary Shareholder, Qiming and certain other parties as named therein.

“Act”	has the meaning as set forth in Section 3.11(a).

“Action”	has the meaning as set forth in Section 3.10.

“Affiliate”

means, (i) in the case of a Person other than a natural person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, such given Person, or (ii) in the case of a natural person, any other Person that directly or indirectly is Controlled by such given Person or is a Family Member of such given Person.

“Ancillary Agreements”	has the meaning as set forth in Section 6.3.

“Angel Investors”	has the meaning as set forth in the Preamble.

“Anti-Corruption Laws”

means, collectively (i) the Criminal Law of the People’s Republic of China, (ii) any other legislation applicable to the Parties that implements the OECD Convention Against Bribery of Foreign Public Officials in International Business Transactions, (iii) Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations promulgated thereunder and (iv) all other applicable Laws, conventions and international financial institution rules applicable to the parties regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to public officials and private persons, agency relationships, commissions, lobbying, books and records, and financial controls.

“Articles of Association”	means the effective memorandum of association and articles of association of the Company, as amended from time to time.

“Beijing Huibozhiye”	has the meanings as set forth in the Preamble.

“Beijing Slanissue”	has the meanings as set forth in the Preamble.

“Board”	means the Company’s board of directors.

“Business Day”	mean any day (excluding Saturdays, Sundays and public holidays in the PRC and Hong Kong) on which banks generally are open for business in the PRC, Hong Kong and New York.

“Company”	has the meaning as set forth in the Preamble.

“Constitutional Documents”	has the meaning as set forth in Section 3.12.

“Control”

means, with respect to any Person, the power or authority, whether exercised or not, to direct the business, management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, contractual arrangement or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of the board of directors or similar governing body of such Person; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

“Conversion Rate”	has the meaning as set forth in the Preamble.

“Conversion Shares”	has the meaning set forth in Section 1.2.

“Closing Date”	has the meaning set forth in Section 2.1.

“Closing”	has the meaning set forth in Section 2.1.

“Disclosing Party”	has the meaning set forth in Section 9.4.

“Disclosure Schedule”	has the meaning set forth in Section 3.

“Encumbrance”

means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (b) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person, (d) any adverse claim as to title, possession or use, and (e) any direct or indirect repurchase, resale, participation or obligation, understanding or arrangement (whether formal or informal, written or oral).

“Equity Securities”

means, with respect to a given Person, any share, share capital, registered capital, ownership interest, partnership interest, equity interest, joint venture or other ownership interest of such Person, or any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plan or similar right with respect to such Person, or any contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“ESOP”

means the Company’s 2011 Stock Incentive Plan, as approved by the shareholders and the Board on July 29, 2011 and amended by the Board and/or the shareholders in accordance with the Shareholders Agreement, as amended and the Restated Articles, as amended.

“Family Member”	means, with respect to any Person who is an individual, such Person’s spouse, parents, grandparents, children, grandchildren, or siblings.

“Financial Statement”	has the meaning as set forth in Section 3.15.

“Financing Terms”	has the meaning as set forth in Section 9.1.

“Founders” and “Founder”	has the meaning as set forth in the Preamble.

“GAAP”	means the generally accepted accounting principles in a jurisdiction acceptable to the Investors.

“Governmental Authority”

means any government of any nation, federation, province, state, or any other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any government or any political subdivision thereof, court, tribunal, arbitrator, the governing body of any securities exchange, and self-regulatory organization, in each case having competent jurisdiction.

“Governmental Authorization”	has the meaning as set forth in Section 3.11(a).

“Government	means any officer or employee of a Governmental Authority,

Official”

or of a public international organization, or any person acting in an official capacity for or on behalf of any such government, Governmental Authority or public international organization, or any candidate for political office, or any official of a political party.

“Group Entities”	means, collectively, the Company, the HK Company, the WFOE, Beijing Slanissue and Beijing Huibozhiye and the Subsidiaries and branches thereof.

“Group Entity Contracts”	has the meaning as set forth in Section 3.12.

“HK Company”	has the meaning as set forth in the Preamble.

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC.

“IFRS”	means International Financial Reporting Standards.

“Indebtedness”

of any Person means, without duplication, each of the following of such Person: (i) all Indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such Indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are capitalized (including capitalized lease obligations), (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any equity securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, and (x) all guarantees issued in respect of the indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed.

“Interim Financial Statements”	has the meaning set forth in Section 3.15.

“Investors”	has the meaning as set forth in the Preamble.

“Investor Director”	has the meaning set forth in Section 6.9.

“Key Employees”	has the meaning set forth in Section 5.4.

“Knowledge”	has the meaning set forth in Section 3.

“Law”

means any applicable law, rule, regulation, constitution, code, ordinance, statute, treaty, decree, common or customary law, order, official policy, circular, provision, administrative order, interpretation, injunction, judgment, ruling, assessment, writ or other legislative measure of any Governmental Authority.

“Material Adverse Effect”	has the meaning set forth in Section 3.1.

“Non-Disclosing Parties”	has the meaning set forth in Section 9.4.

“Notes”	has the meaning as set forth in the Preamble.

“Note Purchase Agreement”	has the meaning as set forth in the Preamble.

“Ordinary Shares”	means the ordinary shares, par value US$0.001 each in the capital of the Company, each having the rights, preferences, privileges and restrictions as set forth in the Restated Articles.

“Ordinary Shareholders”	has the meaning as set forth in the Preamble.

“Parties”	means any named parties to this Agreement and their respective successors and permitted assigns.

“Person”	means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise, entity or legal person.

“PRC” or “China”	means the mainland territory of the People’s Republic of China, excluding the Hong Kong, the Macau Special Administrative Region and Taiwan.

“PRC Companies”	means collectively the WFOE, Beijing Slanissue and Beijing Huibozhiye, and the Subsidiaries and branches thereof.

“Prohibited Payment”	has the meaning as set forth in Section 3.24(i).

“Principal Business”	has the meaning as set forth in the Preambles.

“Proprietary Assets”	has the meaning as set forth in Section 3.8.

“Purchase Price”	has the meaning as set forth in Section 1.3.

“Purchased Shares”	has the meaning as set forth in Section 1.3.

“Qiming”	has the meaning as set forth in the Preambles.

“Restated Articles”	has the meaning as set forth in Section 1.1.

“Restructuring Documents”	has the meaning as set forth in the Preambles.

“Registered Intellectual Property”	has the meaning as set forth in Section 3.8.

“Replaced Provisions”	has the meaning as set forth in Section 10.15.

“Revised ESOP Document”	has the meaning as set forth in Section 6.18.

“SAFE”	has the meaning as set forth in Section 3.11(b).

“SEC”	means the U.S. Securities and Exchange Commission., and the term “Commission” has the meaning correlative to the foregoing.

“Series A Shares”	means the Series A preferred shares, par value US$0.001 per share, of the Company, each having the rights, preferences, privileges and restrictions as set forth in the Restated Articles.

“Series A SPA”	has the meaning as set forth in Section 10.15.

“Series A Warrantors”	has the meaning as set forth in Section 10.15.

“Series B Shares”	means the Series B-1 Shares and Series B-2 Shares.

“Series B-1 Investors”	has the meaning as set forth in the Preamble.

“Series B-1 Purchased Shares”	has the meaning as set forth in Section 1.2.

“Series B-1 Shares”	means the Series B-1 preferred shares, par value US$0.001 per share, of the Company, each having the rights, preferences, privileges and restrictions as set forth in the Restated Articles.

“Series B-2 Investors”	has the meaning as set forth in the Preamble.

“Series B-2 Purchased Shares”	has the meaning as set forth in Section 1.3.

“Series B-2 Shares”	means the Series B-2 preferred shares, par value US$0.001 per share, of the Company, each having the rights, preferences, privileges and restrictions as set forth in the Restated Articles.

“Shareholders Agreement”	has the meaning as set forth in Section 1.1.

“Shares”	means, collectively, the Ordinary Shares and the Series A Shares of the Company (with each of such Shares being referred to as a “Share”).

“Statement Date”	has the meaning as set forth in Section 3.15.

“Subsidiary”

means, with respect to a specific entity, (i) any entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IFRS or US GAAP, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary.

“Transaction Documents”	has the meaning as set forth in Section 3.4.

“UNCITRAL Rules”	has the meaning as set forth in Section 10.12(b).

“Warrantors” or “Warrantor”	has the meaning as set forth in Section 3.

“WFOE”	has the meaning as set forth in the Preamble.

SCHEDULE F

Certain Post-Closing Covenants

Annex 1

Section I — List of Certain Music Copyright

Section II —Trademark

Section III — Certain Provisions Inconsistent with the Provisions under the PRC Laws

SCHEDULE G

Notices

For the purpose of the notice provisions contained in the Transaction Documents, the following are the initial addresses of each party thereto:

IF TO Group Entities:

Address: 7/F, Jia Hua Plaza, No. 133 North 4th Ring East Road, Chaoyang District,

Beijing, China (北京市朝阳区北四环东路133号嘉华大厦7层)
Attention: Yang Wei
Facsimile No.: +86 10 6241 7313 - 608
Phone No.: +86 10 5239 6155

IF TO Founders:

Address: 7/F, Jia Hua Plaza, No. 133 North 4th Ring East Road, Chaoyang District,

Beijing, China (北京市朝阳区北四环东路133号嘉华大厦7层)
Attention: Yang Wei
Phone No.: +86 18600020044

IF TO Angel Investors:

Address: 3806, Times Square Excellence, Futian District, Shenzhen, China.
Attention: Zeng Liqing
Facsimile No.: +86-755-23994020
Phone No.: +86 10 5239 6155
Phone No. for Liqing Zeng: +86 755 2399 4020

IF TO Qiming:

Address: 350 106th Ave NE,
1st Floor, Bellevue, Washington 98004
Attention:  Robert Headley
Facsimile No.: (425) 709-0798
Phone No.:  (425) 709-0772

IF TO Taomee:

Address: 14/F, Building No. A-2, No. 1528 Gumei Road, Xuhui District, Shanghai
Attention: Paul Keung
Facsimile No.: (+86-21) 33674102
Phone No.: (+86-21) 61280056-8585

IF TO ACE:

Address: 15F, South Block, Resources-Tech-Building, No.1, Songpingshan Rd.,

Nanshan District, Shenzhen 518057, China
Attention: Wang, Chaojun
Tel: +86 755 8653 0606
Fax: +86 755 2698 0883

EXHIBIT A

Restated Articles

EXHIBIT B

Disclosure Schedule

EXHIBIT C

Shareholders Agreement

EXHIBIT D

Form of Wire Transfer Instruction

EXHIBIT E

Form of Management Rights Letter